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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMISSION
                            Washington, D.C. 20549

                                   FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF SUTY TO FILE REPORTS
   UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                       Commission File Number 001-13293

                                SUNSOURCE INC.
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            (Exact name of registrant as specified in its charter)

                            3000 ONE LOGAN SQUARE
                            PHILADELPHIA, PA 19103
                                (215) 282-1290
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             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                   COMMON STOCK, PER VALUE $0.01 PER SHARE
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           (Title of each class of securities covered by this Form)

                       Preferred Securities Guarantee
                       Preferred Share Purchase Rights
                       11.6% Junior Subordinated Debentures
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            (Titles of all other classes for which a duty to file
                reports under section 13(a) or 15(d) remains)

      Rule 12g-4(a)(1)(i)     [X]            Rule 12h-4(b)(1)(i)     [X]
      Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-4(b)(1)(ii)    [ ]
      Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-4(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-4(b)(2)(ii)    [ ]
                                             Rule 12d-6              [ ]

Approximate number of holders of record as of the certification or notice date:

                                SEVENTEEN (17)
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Sunsource Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 15, 2001                   By: /s/ Joseph M. Corvino
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                                             Name: Joseph M. Corvino
                                             Title: Senior Vice President